CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ATKORE INTERNATIONAL GROUP INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Atkore International Group Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:
FIRST: The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the Article First thereof and inserting the following in lieu thereof:

“FIRST: Name. The name of the Corporation is Atkore Inc.

SECOND: The amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and declaring its advisability.

THIRD: This Certificate of Amendment shall be effective as of February 16, 2021.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 11th day of February 2021.